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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES
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Name                               State of Incorporation
----                               ----------------------

Image Sciences, Inc.               Texas

FormMaker Software, Inc.           Georgia

Micro Dynamics, Ltd. (majority-    Delaware
owned subsidiary of FormMaker
Software, Inc.)
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